Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. and Subsidiaries on Form S-3 to be filed on or about October 8, 2024 of our report dated March 21, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 21, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

West Palm Beach, Florida

October 8, 2024